Exhibit 10.20

OFFICER INDEMNIFICATION AGREEMENT

THIS AGREEMENT made as of the              day of December, 2008, between                                                       (“Officer”) and TREX COMPANY, INC., a Delaware corporation (the “Corporation”), provides:

1. General. Officer is currently serving as an officer of the Corporation. As an inducement for Officer to continue to serve as an officer of the Corporation, the Corporation has agreed to enter into this Agreement.

2. Indemnification. The Corporation agrees, to the fullest extent now or hereafter permitted by applicable law, including but not limited to the General Corporation Law of the State of Delaware, to indemnify Officer against any liability imposed upon or asserted against him (including amounts paid in settlement) in any proceeding (including a proceeding by or in the right of the Corporation) arising out of acts or omissions in his capacity as an officer of the Corporation or otherwise by reason of the fact that he is or was an officer of the Corporation.

3. Advancement of Expenses. The Corporation will advance, pay for and/or reimburse the reasonable expenses incurred by Officer if he is a party to any proceeding described in Section 2 above in advance of the final disposition thereof if Officer furnishes the Corporation a written undertaking, executed personally or on his behalf, to repay the advance if it is ultimately determined that he is not entitled to indemnification. The undertaking required by the preceding sentence shall be an unlimited general obligation of Officer but need not be secured and need not be accompanied by evidence of financial ability to make repayment.

4. Limitation of Damages. The foregoing provisions are intended to provide indemnification with respect to those monetary damages for which the law of Delaware permits the limitation or elimination of liability. In addition, to the full extent that a Delaware corporation now or hereafter is entitled to permit the limitation or elimination of liability, Officer shall not be liable to the Corporation or its stockholders for monetary damages arising out of a single transaction, occurrence or course of conduct.

5. Directors and Officers Liability Insurance. The Corporation will maintain directors’ and officers’ liability insurance covering Director, in limits and under other terms that are reasonable and customary for a Company similar in size and nature to the Corporation, at all times while Officer is an officer of the Corporation and for a period of at least five (5) years thereafter.

6. Severability. In the event a Court of competent jurisdiction should determine any provision of this Agreement invalid or unenforceable, the balance of this Agreement shall remain in full force and effect. In the event such Court should determine a provision herein to be unreasonable, then such provision shall be construed in a manner that, as to such Court, may be reasonable.

7. Miscellaneous. The provisions of this Agreement shall be applicable to all actions, claims suits or proceedings commenced after the date hereof, whether arising from any action taken or failure to act before or after such date. Except to the extent inconsistent with this Agreement, terms used herein shall have the same meanings assigned them in the Indemnification Article of the Delaware Corporation Law, as now in effect or hereafter amended.

IN WITNESS WHEREOF, the parties hereby have caused this Indemnification Agreement to be duly executed as of the day and year first above written.

[Name of Officer]

Trex Company, Inc.

By

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